Exhibit 10.25
EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement ("Agreement") is made effective as of May 01, 2010 ("Effective Date"), by and between Sino Green Land Corporation, a Nevada corporation ("Company") and Anson Yiu Ming Fong  ("Executive").

        The parties agree as follows:

        1.    Employment.    Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

        2.    Duties.

        2.1    Position.    Executive is employed as Chief Executive Officer, and shall have the duties and responsibilities assigned by Company's Board of Directors as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive's position and duties at any time in its sole and absolute discretion.

        2.2    Best Efforts/Full-time.    Executive will expend Executive's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive's intent to engage in other paid work and receives the Board of Directors's express written consent to do so.

        3. Employment Term.    Executive's employment term with Company is twelve months upon signing of this agreement.

        4.    Compensation.

         As compensation for Executive's performance of Executive's duties for the employment term, Company shall pay to Executive (0) million shares of newly issued common stocks of the Company (“Stock”) upon signing of the Agreement. If both the Company and Executive agree to terminate this agreement before its expiration, the Executive will return the Company part of the Stock in proportion with the remaining employment term. Meanwhile Company shall pay to Executive annual salary of US$(46,500).

        5.    Customary Fringe Benefits.    Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

        6.    Business Expenses.    Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

        7.    Termination of Executive's Employment.

        7.1    Termination for Cause by Company.    Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations or otherwise relating to the business of Company; (b) Executive's material breach of this Agreement or Company's Invention and Non-Disclosure and Arbitration Agreement; (c) Executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or dishonesty; (d) Executive's willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Executive's failure to perform the essential functions of Executive's position, with or without reasonable accommodation, due to a mental or physical disability; (f) misconduct by Executive that materially jeopardizes the Company's right or ability to operate its business; (g) Executive's violation of any of the Company's material policies or procedures, including without limitation, Company's Equal Employment Opportunity and Anti-Harassment policies; or (h) Executive's death. In the event Executive's employment is terminated in accordance with this subsection 7.1, all other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subsection 7.1 below.

7.2    Voluntary Resignation by Executive.    Executive may voluntarily resign Executive's position with Company, at any time on thirty (30) days' advance written notice.

        8.   No Conflict of Interest.    During the term of Executive's employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive's employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Executive's employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

        9.    Confidentiality and Proprietary Rights.    Executive agrees that the terms of this Agreement are confidential, and that such terms are not to be disclosed to anyone, including other Company employees and Company executives, but excluding the Company's Chief Executive Officer, the Company's Senior Vice President, Human Resources, Chief Financial Officer, General Counsel, and any member of the Company's Audit or Compensation Committees.

        10.    Non-solicitation.    Executive understands and agrees that Company's employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets.

        10.1    Non-solicitation of Customers or Prospects.    Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

        10.2    Non-solicitation of Company's Employees.    Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

        11.    Injunctive Relief.    Executive acknowledges that Executive's breach of the covenants contained in sections 8-10 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

        12.    General Provisions.

        12.1    Successors and Assigns.    The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

        12.2    Waiver.    Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

        12.3    Attorneys' Fees.    Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

        12.4    Severability.    In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

        12.5    Interpretation; Construction.    The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        12.6    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of Hong Kong SAR. Each party consents to the jurisdiction and venue of the courts in Hong Kong, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

        12.7    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

        12.8    Survival.    Sections 8 ("No Conflict of Interest"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Non-solicitation"), 11 ("Injunctive Relief'), 12 ("General Provisions") and 13("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

        13.    Entire Agreement.    This Agreement, including the Invention and Non-Disclosure and Arbitration Agreement incorporated herein by reference constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ANSON YIU MING FONG

Dated: 05/01/2010		/s/ Anson Yiu Ming Fong
6F No.947,Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guang Zhou, China

Dated: 05/01/2010	By:	/s/ Anson Yiu Ming Fong
Fong Yiu Ming Anson/Chairman 6F No.947,Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guang Zhou, China

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